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MEMO TO:  Larry Mcintosh

SUBJECT:  Terms & Conditions of Continued Employment

DATE:     April 20, 1998

Resultant of our discussions during the week of April 13, 1998, the following items represent your agreement to the terms and conditions as mutually negotiated to remain as an employee of Number Nine in your present capacity as VP OEM Sales. The following conditions/terms are part of this agreement:

     (1) Your new salary will be $6,250 per pay period, paid twice a month annualized at $150,000. The effective date of your new salary will be April 30, 1998.

     (2) The Company will grant you an option to purchase 100,000 shares of common stock (normal vesting terms) at a purchase price at fair market value on the day of the grant with acceleration based on mutually agreed performance goals being met on time.

     (3) Should the Company engage in a change of control for all or substantially all of the Company's assets (greater than (50%) fifty percent) prior to the completion of the performance goal arrangement stated in #2 above, you and the Company will review the ability to achieve these goals as a result of the change of control. If the goals are determined to be unachievable or new goals cannot be reasonably established, acceleration of all or a portion of these shares will be addressed.

     (4) Should the Company terminate your employment for reasons other than for cause, the Company will continue to pay your salary for a ninety day period from the official date of termination. The Company will also continue your health and medical benefit coverage for the same ninety day period at the level of benefit in place at the time of the official date of termination.

     (5) Upon the vacancy of the VP Worldwide Sales position, you will assume the duties, title, responsibilities and accountabilities as assigned to the position. In addition, you will be expected to perform such other duties, responsibilities and accountabilities that may be assigned to you by the Company from time to time.

     (6) The Company agrees to the acceleration of the unvested shares granted on August 21, 1997.

Accepted and Agreed:                    Date:  4/22/98

/s/ Larry Mcintosh                      /s/ Andy Najda
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Larry Mcintosh                          Andy Najda
                                        Chairman, CEO
                                        Number Nine Visual Technology